UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2016

VARONIS SYSTEMS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36324	57-1222280
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1250 Broadway, 29th Floor New York, NY 10001	10001
(Address of Principal Executive Offices)	(Zip Code)

(877) 292-8767

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On January 11, 2016, Varonis Systems, Inc. (the “Company”) announced the appointment of Eric Mann as Chief Operating Officer of the Company, effective as of January 7, 2016.

Mr. Mann, age 55, previously served as Vice President of Americas sales at Fortinet, Inc., a company that provides cyber security solutions. From 2002 until 2014, Mr. Mann served in a range of sales leadership assignments at NetApp, Inc., a computer storage and data management company, ultimately serving as Senior Vice President and General Manager of Americas sales. In that role, he was responsible for leading the sales organization efforts, providing storage and storage management solutions across North and South Americas. Mr. Mann graduated from Queens College with a degree in computer science.

A copy of the press release announcing the appointment of Mr. Mann is attached hereto as Exhibit 99.1.

Pursuant to the terms of an employment agreement between the Company and Mr. Mann (the “Employment Agreement”), Mr. Mann’s term of employment will extend three years from January 7, 2016 (the “Effective Date”), subject to automatic one-year renewals commencing at the end of the initial term unless either the Company or Mr. Mann provides ninety days’ written notice to the other party of an intention not to renew prior to the expiration of the initial term or any extended term. Mr. Mann will receive an initial annual base salary of $350,000 (“Base Salary”) and will have an annual target commission bonus opportunity equal to the then-existing Base Salary.

In addition, as an inducement to become employed by the Company, and subject to approval of the Compensation Committee of the Board of Directors of the Company, Mr. Mann will receive an equity grant of 85,000 restricted stock units of the Company (the “RSUs”) and 85,000 options to purchase shares of the Company’s stock (the “Options”). One quarter of the grant amount of the RSUs will vest annually at the end of the month following the anniversary of the grant date, one quarter of the Options will vest on the one year anniversary of the grant date, and one forty-eighth of the Options will vest on the same day of each of the thirty-six months thereafter, provided that Mr. Mann remains employed through each vesting date.

The Employment Agreement provides Mr. Mann with severance benefits ranging from one-third of his Base Salary to one times his Base Salary upon a termination of employment by the Company without Cause or by Mr. Mann with Good Reason (in each case as such terms are defined in the Employment Agreement), depending on Mr. Mann’s tenure at the time of the qualifying termination of employment, and provided that Mr. Mann signs and does not revoke a general release of claims. Upon a termination by the Company without Cause or upon a termination by Mr. Mann for Good Reason within the one-year period following a Change in Control (as defined in the Company’s 2013 Omnibus Equity Incentive Plan) and provided that Mr. Mann signs and does not revoke a general release of claims, Mr. Mann will be entitled to the following enhanced severance benefits: (i) a lump sum payment equal to one times his Base Salary as of the date of termination, (ii) a lump sum payment equal to target annual commission opportunity for the year of termination to the extent not previously paid, and (iii) vesting of outstanding equity-based awards. The Employment Agreement also contains the Company’s standard twelve-month post-termination non-competition and non-solicitation covenants.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated as of January 7, 2016, by and between Varonis Systems, Inc. and Eric Mann

99.1	Press Release dated January 11, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VARONIS SYSTEMS, INC.

Dated: January 11, 2016	By:	/s/ Yakov Faitelson
	Name:	Yakov Faitelson
	Title:	Chief Executive Officer and President

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated as of January 7, 2016, between Varonis Systems, Inc. and Eric Mann

99.1	Press Release dated January 11, 2016